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TABLE OF CONTENTS 1

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-169633

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 29, 2010)

Duke Energy InterNotes®
 Due One Year or More from Date of Issue

         Duke Energy Corporation may offer to sell Duke Energy InterNotes® from time to time with various terms, which may include the following:

• Stated maturities of one year or more from the date of issue.	• Interest at either a fixed rate or at certain floating rates specified in this prospectus supplement.
• Redemption and/or repayment provisions, if applicable, whether mandatory, at our option or at the option of the holder.	• Interest payable either quarterly, semiannually or annually and at maturity or, if applicable, earlier redemption or repayment.
• Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof.	• Book-entry form (through The Depository Trust Company).

         The notes will be direct, unsecured and unsubordinated obligations of Duke Energy Corporation. We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference, and the applicable pricing supplement carefully before you invest.

         We may offer notes to or through agents for resale. If we offer notes through agents, such agents will use their reasonable best efforts to sell such notes. If agreed by us and the applicable agents, such agents may purchase such notes as principal from us for resale to investors. We also may offer the notes directly. We have not set a date for termination of this offering. The applicable pricing supplement will specify the purchase price, applicable agent discount and net proceeds of any offering of a tranche of notes.

         Investing in the Notes involves risks. See "Risk Factors" beginning on page S-6 of this prospectus supplement and the sections captioned "Risk Factors" in our most recently filed Annual Report on Form 10-K and in our other periodic reports filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus.

         Unless otherwise specified in the applicable pricing supplement, we will not list the notes on any stock exchange. The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity without notice and at any time. We cannot assure you that a trading market for your notes will ever develop, be maintained or be liquid, which may limit your ability to sell the notes prior to maturity or at a price that you consider acceptable.

         Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Lead Agents

BofA Merrill Lynch	Incapital LLC

Agents

Citigroup
Edward D. Jones & Co., L.P.
Morgan Stanley
RBC Capital Markets
UBS Investment Bank
Wells Fargo Advisors, LLC

The date of this prospectus supplement is November 13, 2012.

"InterNotes®" is a registered service mark of Incapital Holdings LLC.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related pricing supplement required to be filed with the Securities and Exchange Commission and any free writing prospectus authorized by us. We have not, and the agents have not, authorized anyone to provide you with information that is different. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related pricing supplement or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other dates that may be specified therein.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

        We may use this prospectus supplement, together with the accompanying prospectus and applicable pricing supplement, to offer Duke Energy InterNotes® (the "Notes") from time to time.

        This prospectus supplement sets forth certain terms of the Notes that we may offer and supplements the accompanying prospectus. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from the information in such prospectus.

        Each time we offer Notes pursuant to this prospectus supplement, we will attach a pricing supplement hereto. The pricing supplement will contain the specific description of each tranche of Notes we are offering at such time and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the accompanying prospectus. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or such prospectus.

        When we refer to the accompanying prospectus, we mean the prospectus dated September 29, 2010. When we refer to the applicable pricing supplement, we mean the pricing supplement that we attach to this prospectus supplement with respect to a particular tranche of Notes being offered.

        It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement before making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" in the accompanying prospectus.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

DUKE ENERGY CORPORATION

        Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We supply, deliver and process energy for customers in the United States and selected international markets.

        Duke Energy's regulated utility operations consist of its U.S. franchised electric and gas segment, which serves approximately 7.1 million customers located in six states in the southeast and midwest regions of the United States. The U.S. franchised electric and gas segment consists of regulated generation and electric and gas transmission and distribution systems. The segment's generation portfolio includes a mix of energy resources with different operating characteristics and fuel sources. In our regulated electric operations, we own approximately 48,250 megawatts of generating capacity serving an area of approximately 104,000 square miles. Our gas operations include regulated natural gas transmission and distribution with approximately 500,000 customers located in southwestern Ohio and northern Kentucky.

        Duke Energy's commercial power segment owns, operates and manages power plants, primarily located in the midwest region of the United States. Duke Energy Retail Sales, a subsidiary of Duke Energy and part of the commercial power segment, serves retail electric customers in Ohio with generation and other energy services. The commercial power segment owns and operates a generation portfolio of approximately 6,900 net megawatts of power generation, excluding renewable generation assets. The commercial power segment also includes Duke Energy Generation Services, which had approximately 1,250 megawatts of renewable energy assets in operation and a significant pipeline of renewable energy projects under development as of September 30, 2012.

        Duke Energy's international business segment operates and manages power generation facilities and engages in sales and marketing of electric power, natural gas and natural gas liquids primarily in Latin America. It maintains almost 4,300 megawatts of owned capacity. Our international segment also has an equity investment in National Methanol Company in Saudi Arabia, a regional producer of methanol and methyl tertiary butyl ether, a gasoline additive. Our international segment's customers include retail distributors, electric utilities, independent power producers, marketers and industrial/commercial companies.

        We are a Delaware corporation. The address of our principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and our telephone number is (704) 382-3853.

        The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption "Where You Can Find More Information" in the accompanying prospectus.

SUMMARY

        This section summarizes information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the Notes. The final terms for each tranche of Notes will be determined at the time of sale and specified in the applicable pricing supplement. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in the "Description of the Notes" section of this prospectus supplement and "Description of Debt Securities" section of the accompanying prospectus. The following summary is qualified in its entirety by, and should be read together with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus, and the applicable pricing supplement, including the risk factors and financial statements contained or incorporated by reference herein or in the accompanying prospectus or applicable pricing supplement.

Issuer	Duke Energy Corporation
Security Offered	Duke Energy InterNotes®
Purchasing Agent	Incapital LLC
Joint Lead Managers and Lead Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Incapital LLC
Agents	Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC, and Wells Fargo Advisors, LLC
Denominations	Unless otherwise specified in the applicable pricing supplement, $1,000 and integral multiples of $1,000 in excess thereof.
Ranking

The Notes will be our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At September 30, 2012, we had approximately $6.1 billion of unsecured and unsubordinated indebtedness that will rank equally in priority with respect to the Notes. Our Indenture (as defined below) contains no restrictions on the amount of additional indebtedness that we may issue under it.

The Notes will be structurally subordinated to the preferred stock and all liabilities, including indebtedness, of our subsidiaries. At September 30, 2012, our subsidiaries had outstanding preferred stock of approximately $93 million and approximately $29.9 billion of indebtedness and capital lease obligations. Payment upon approximately $1.2 billion of such subsidiary indebtedness is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

Maturities

Each Note will mature on a date that is one year or more from its date of original issuance, as specified in the applicable pricing supplement, unless redeemed or repaid prior to such date in accordance with its terms.

Interest

Each Note will bear interest from its date of issue, until the principal thereof is paid or duly provided for, at either a fixed rate or floating rate specified in the applicable pricing supplement, with any floating rate based on LIBOR, the Treasury Rate, the Federal Funds Rate, the Prime Rate, or such other interest rate basis or interest rate formula as specified in the applicable pricing supplement, each as more fully described in this prospectus supplement.

Interest on each Note will be payable either quarterly, semi-annually or annually on each interest payment date and at maturity or, if applicable, earlier redemption or repayment as specified in the applicable pricing supplement. See "Description of the Notes—Payment of Principal and Interest."

Principal

The principal amount of each Note will be payable on its stated maturity date specified in the applicable pricing supplement, unless redeemed or repaid prior thereto in accordance with its terms, at the corporate trust office of the Trustee (as defined below) or at such other office as we may designate.

Redemption and Optional Repayment

Unless otherwise stated in the applicable pricing supplement, a Note will not be redeemable at our option or be repayable at the option of the holder (unless a Survivor's Option (as defined below) is specified) prior to its stated maturity date. The Notes will not be subject to any sinking fund.

Survivor's Option

Specific Notes may contain a provision requiring us to repay those Notes prior to stated maturity if requested by the authorized representative of the beneficial owner of those Notes following the death of the beneficial owner of the Notes, so long as the Notes were owned by the beneficial owner or his or her estate at least six months prior to the request. This feature is referred to as a "Survivor's Option." Your Notes will not be repaid in this manner unless the pricing supplement for your Notes provides for the Survivor's Option. The right to exercise the Survivor's Option is subject to limits set by us on:

• the permitted dollar amount of total exercises by all holders of Notes in any calendar year; and
• the permitted dollar amount of an individual exercise by a holder of a Note in any calendar year.
Additional details on the Survivor's Option are described in the section below entitled "Description of the Notes—Survivor's Option."
Form of Notes and Clearance

We will sell Notes in the United States only. The Notes will be represented by one or more global notes registered in the name of and deposited with or on behalf of The Depository Trust Company ("DTC") or its nominee. Notes will be issued in book-entry only form and will clear through DTC. Global notes will be exchangeable for definitive notes only in limited circumstances. See "Registration and Settlement—The Depository Trust Company."

Trustee	The Bank of New York Mellon Trust Company, N.A.
Selling Group

The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into a selling agent agreement with us (the "selling agent agreement"). Dealers who are members of the selling group have entered into a master selected dealer agreement with the Purchasing Agent (the "master selected dealer agreement"). The agents and the dealers have agreed to market and sell the Notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

RISK FACTORS

        An investment in the Notes involves risks, not all of which are described in this prospectus supplement and the accompanying prospectus. Before investing in the Notes, you should, in consultation with your legal and financial advisors, carefully consider the following risk factors, as well as those under the heading "Risk Factors" in our most recently filed Annual Report on Form 10-K and in our other periodic reports filed with the Securities and Exchange Commission and incorporated herein by reference, as well as the other information included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. The Notes are not an appropriate investment for you if you are not knowledgeable about significant features of the Notes, about our financial condition, results of operations, business or prospects or about financial matters in general. You should not purchase the Notes unless you understand, and know that you can bear, these risks.

Because the Indenture contains no limit on the amount of additional debt that we may incur, our ability to make timely payments on the Notes you hold may be affected by the amount and terms of our future debt.

        Our ability to make timely payments on the Notes will depend, in part, on the amount and terms of our other obligations, including our currently outstanding debt and additional debt securities we may issue in the future. The Indenture does not contain any limitation on the amount of indebtedness that we may issue in the future. As we issue additional debt under the Indenture or incur other indebtedness, unless our earnings grow in proportion to our debt and other fixed charges, our ability to make payments of interest and principal on the Notes on a timely basis may become impaired. Additionally, the Notes will be structurally subordinated to all liabilities and preferred stock of our subsidiaries.

Floating rate notes have risks that conventional fixed rate notes do not.

        Because the interest rate of floating rate notes may be based upon LIBOR, the Treasury Rate, the Federal Funds Rate, the Prime Rate, or such other interest rate basis or interest rate formula as specified in the applicable pricing supplement, there will be significant risks not associated with conventional fixed rate notes. These risks include fluctuation of the interest rates and the possibility that holders of notes that bear interest at a floating rate will receive a lower amount of interest in the future as a result of such fluctuations in the related interest rate index. We have no control over various matters that are important in determining the existence, magnitude and longevity of these risks, including economic, financial and political events.

We cannot assure you that a trading market for the Notes will ever develop or be maintained.

        Unless otherwise specified in the applicable pricing supplement, we do not intend to list the Notes on any stock exchange. We cannot assure you that a trading market for your Notes will ever develop, be maintained or be liquid, which may limit your ability to sell your Notes prior to maturity or at a price that you consider acceptable. The Notes may not be appropriate as a short-term investment, and investors should consider the potential illiquid and long-term nature of their investment in the Notes before making any investment decision.

        To the extent that the agents engage in any market-making activities (which they are not obligated to do and, if engaged, may suspend or terminate at any time), they may bid for or offer Notes in accordance with applicable law. Any price at which the agents may bid for, offer, purchase or sell any Notes may differ from the values determined by pricing models that may be used by any agent, whether as a result of dealer discounts, mark-ups or other transaction costs. These bids, offers or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market.

        In addition, if at any time the agents determined to not, or ceased to, act as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case any price at which the Notes could be sold would likely be lower than if an active trading market existed.

If you try to sell the Notes before they mature, the market value, if any, may be less than the principal amount of the Notes.

        You may not require us to repay your Notes prior to maturity unless a Survivor's Option or other optional repayment right is applicable to your Notes. If you wish to sell your Notes prior to maturity, there may be a very limited market for the Notes, or no market at all. Even if you are able to sell your Notes, there are many factors outside of our control that may affect the market value of the Notes. Some of these factors, but not all, are mentioned below. Some of these factors are interrelated. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors include, without limitation:

  •
  the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes;

  •
  the time remaining to the stated maturity of the Notes;

  •
  the outstanding principal amount of the Notes;

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  the redemption or repayment features, if any, of the Notes;

  •
  rates of interest prevailing in the markets that may be higher than rates borne by the Notes; and

  •
  the level, direction and volatility of interest rates generally and other conditions in credit markets.

        There may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all.

If you purchase redeemable Notes, we may choose to redeem Notes when prevailing interest rates are relatively low.

        If your Notes are redeemable at our option, as specified in the applicable pricing supplement, we may choose to redeem your Notes at times when prevailing interest rates are lower than the rate borne by your Notes. If prevailing rates are lower at the time of redemption, you generally would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate comparable to the interest rate on the Notes redeemed. Our redemption right also may adversely impact your ability to sell your Notes as the redemption date or period approaches.

Any Survivor's Option may be limited in amount and time.

        We will have a discretionary right to limit the aggregate principal amount of Notes that may be redeemed under the Survivor's Option in any calendar year to the greater of (i) $2,000,000 or (ii) 2% of the principal amount of all Notes outstanding as of the end of the most recent calendar year or such greater amount as we in our sole discretion determine for any calendar year. This limit is described in detail under the heading "Description of the Notes—Survivor's Option." We also will have a discretionary right to limit to $250,000, or such greater amount as we in our sole discretion may determine, the aggregate principal amount of Notes subject to the Survivor's Option that may be exercised in any calendar year on behalf of any one deceased owner of beneficial interests in one or more Notes. Accordingly, no assurance can be given that exercise of the Survivor's Option for the desired amount will be permitted in any single calendar year. Furthermore, a Survivor's Option may not be exercised if the Notes were not owned by the beneficial owner thereof, including his or her estate, for at least six months prior to the request to exercise the Survivor's Option.

Changes in our credit ratings would be likely to affect the value of the Notes.

        Our credit ratings are an assessment of our ability to pay our obligations. Consequently, changes or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

USE OF PROCEEDS

        Unless otherwise specified in the applicable pricing supplement, the net proceeds from the sale of the Notes will be used to fund capital expenditures in our unregulated businesses and for general corporate purposes.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the Notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the debt securities set forth under the heading "Description of Debt Securities" in the accompanying prospectus. The final terms of a particular tranche of Notes will be specified in the applicable pricing supplement and, unless otherwise specified in the applicable pricing supplement and subject to the preceding sentence, will have the terms summarized below and in the accompanying prospectus.

General

        The Notes offered by this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will be issued as a new single series of senior debt securities under an Indenture between us and The Bank of New York Mellon Trust Company, N.A. (formerly known as the Bank of New York Trust Company, N.A.), as Trustee, dated as of June 3, 2008, as supplemented from time to time, collectively referred to as the Indenture. Capitalized terms used without definition in this section of this prospectus supplement have the meanings assigned to them in the Indenture. The Indenture does not limit the aggregate amount of debt securities that may be issued thereunder and provides that the debt securities may be issued under the Indenture from time to time in one or more series.

        The following statements are summaries of the material provisions of the Indenture and the Notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, including for the definitions of certain capitalized terms. If you want to know more about the terms of any of the Notes you should refer to the Indenture, the accompanying prospectus and the applicable pricing supplement. We have filed the Indenture with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

        Unless the applicable pricing supplement specifies to the contrary, with respect to each separate tranche of Notes issued under the Indenture, the Trustee will serve as registrar, paying agent and authenticating agent.

        Notes issued in accordance with this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will have the following general characteristics:

  •
  the Notes may be offered from time to time by us directly or through agents, and each Note will mature on a day that is at least one year from its date of original issuance;

  •
  each Note will bear interest from its date of original issuance at a fixed or floating rate;

  •
  the Notes will not be subject to any sinking fund; and

  •
  the minimum denomination of the Notes will be $1,000, and integral multiples of $1,000 in excess thereof.

        In addition, the pricing supplement relating to each tranche of Notes will describe certain specific terms of the Notes, including:

  •
  whether the Note is a fixed rate note or a floating rate note;

  •
  the price, which may be expressed as a percentage of the aggregate principal amount of the Notes, at which any Notes offered on a fixed price basis will be initially offered to the public;

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  the date on which the Notes will be originally issued to the public;

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  the stated maturity date of the Notes;

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  if the Note is a fixed rate note, the rate per year at which the Notes will bear interest;

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  if the Note is a floating rate note, the interest rate index, the initial interest rate (if any), the interest determination date, the interest reset dates, the interest payment dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any, and any other terms relating to the particular method of calculating the interest rate for the Note (see "Description of the Notes—Floating Rate Notes" for an explanation of the terms relating to floating rate notes);

  •
  the interest payment frequency;

  •
  the purchase price, the Purchasing Agent's discount and net proceeds to us;

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  whether the authorized representative of the holder of a beneficial interest in the Note will have the right to seek repayment upon the death of the holder as described under "—Survivor's Option";

  •
  if the Notes may be redeemed at our option or repaid at the option of the holder (other than a Survivor's Option) prior to their stated maturity date, the provisions relating to any such redemption or repayment;

  •
  any special United States federal income tax consequences of the purchase, ownership and disposition of the Notes; and

  •
  any other significant terms of the Notes not inconsistent with the provisions of the Indenture.

        We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Ranking

        The Notes will be our direct, unsecured and unsubordinated obligations, ranking equally in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated debt. At September 30, 2012, we had approximately $6.1 billion of unsecured and unsubordinated indebtedness that will rank equally in priority with respect to the Notes. Our Indenture contains no restrictions on the amount of additional indebtedness that we may issue under it.

        The Notes will be structurally subordinated to the preferred stock and all liabilities, including indebtedness, of our subsidiaries. At September 30, 2012, our subsidiaries had outstanding preferred stock of approximately $93 million and approximately $29.9 billion of indebtedness and capital lease obligations. Payment upon approximately $1.2 billion of such subsidiary indebtedness is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

Payment of Principal and Interest

        Payment of principal of and interest on beneficial interests in the Notes will be made in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under "Registration and Settlement—The Depository Trust Company." Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Payments in respect of any Notes in certificated form will be made as described under "Registration and Settlement—Registration, Transfer and Payment of Certificated Notes."

        Each Note will accrue interest from its date of original issuance until its stated maturity date or date of earlier redemption or repayment. Interest on each Note will be payable either quarterly, semi-annually or annually on each interest payment date and at the Note's stated maturity date or, if applicable, on the date of redemption or repayment if a Note is redeemed or repaid prior to maturity. Interest payments on each Note will include the amount of interest accrued from and including the last interest payment date to which interest has been paid or duly provided for (or from and including the date of original issuance if no interest has been paid or duly provided for with respect to the Note) to, but excluding, the applicable interest payment date, stated maturity date or date of earlier redemption or repayment, as the case may be.

        We will pay any administrative costs imposed by any paying agent in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a Note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the Note in respect of which such payments are made.

Interest Payment Dates

        Unless otherwise specified in this prospectus supplement or in the applicable pricing supplement, interest on the Notes will be paid as follows:

Interest Payment Frequency Specified in Pricing Supplement	Interest Payment Dates
Quarterly	March 15, June 15, September 15 and December 15
Semi-annually	March 15 and September 15
Annually	June 15

        Interest will be payable to the person in whose name a Note is registered at the close of business on the regular record date before each interest payment date, except that interest payable at the Note's stated maturity date or earlier redemption or repayment date will be payable to the person to whom principal is payable against presentation and surrender of the Note. The regular record date for an interest payment date will be the first day of the calendar month (whether or not a business day) in which the interest payment date occurs.

        Interest on a Note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date unless the original issuance date falls after a regular record date and on or prior to an interest payment date, in which case such interest will be payable beginning on the next interest payment date.

        The term "business day" means, for any Note other than a LIBOR Note (as defined below), any day other than a Saturday or Sunday that is neither a legal holiday in New York, New York nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close, or a day on which the corporate trust office of the Trustee is closed for business. With respect to LIBOR Notes, the requirements of the preceding sentence must be satisfied and the day must also be a London business day (as defined below).

Interest Rates

        The Notes may bear interest at:

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  a fixed rate; or

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  a floating rate, which may be based on one of the following rates (see "—Floating Rate Notes" for a further description of each of these floating rates):

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  LIBOR (a Note issued with this rate is referred to in this prospectus supplement as a "LIBOR Note");

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  Treasury Rate (a Note issued with this rate is referred to in this prospectus supplement as a "Treasury Rate Note");

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  Federal Funds Rate (a Note issued with this rate is referred to in this prospectus supplement as a "Federal Funds Rate Note");

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  Prime Rate (a Note issued with this rate is referred to in this prospectus supplement as a "Prime Rate Note"); or

  •
  a rate as otherwise specified in the applicable pricing supplement.

        The applicable pricing supplement will specify a fixed interest rate or a floating rate index or formula.

        The interest rate on the Notes will in no event be higher than the lesser of (i) 18% per annum and (ii) the maximum rate permitted by New York law as the same may be modified by U.S. law of general application.

Fixed Rate Notes

        Each fixed rate note will bear interest from its date of original issuance at the annual fixed interest rate stated in the applicable pricing supplement.

        Unless the applicable pricing supplement specifies otherwise, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

        If the stated maturity date, date of earlier redemption or repayment or interest payment date for any fixed rate note is not a business day, principal, premium, if any, and interest for that Note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date, date of earlier redemption or repayment or interest payment date, as the case may be.

Floating Rate Notes

        Unless the applicable pricing supplement specifies otherwise, floating rate notes will have the terms described below. Each floating rate note will bear interest from its date of original issuance at an initial rate specified in the applicable pricing supplement until the first interest reset date specified in the applicable pricing supplement. Thereafter, each floating rate note will bear interest at the floating rate per year applicable to the interest reset period based on the interest rate index or other interest rate formula specified in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, the interest rate on each floating rate note will be equal to:

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  an interest rate determined by reference to the interest rate index specified in the applicable pricing supplement plus or minus the spread, if any; and/or

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  an interest rate determined by reference to the interest rate index specified in the applicable pricing supplement multiplied by the spread multiplier, if any.

        The "spread" is the number of basis points (i.e., one one-hundredth of a percentage point) specified in the applicable pricing supplement as an adjustment to the interest rate index for a floating rate note. The "spread multiplier" is the factor specified in the applicable pricing supplement as an adjustment to the interest rate index for a floating rate note.

        Any floating rate note may also have either or both of the following terms:

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  a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest reset period (in addition to the 18% per annum limitation described above under "—Interest Rates") (the "maximum interest rate"); and

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  a minimum limitation, or floor, on the rate of interest which may accrue during any interest reset period (the "minimum interest rate").

        The applicable pricing supplement for a floating rate note will specify the interest rate index and the spread and/or spread multiplier, if any, or other interest rate formula and the maximum or minimum interest rate, if any.

        The calculation agent will compute interest on floating rate notes in the manner set forth below.

        If any interest payment date for any floating rate note (other than the Note's stated maturity date or the date of earlier redemption or repayment) would otherwise be a day that is not a business day, then the interest payment date will be postponed to the following day which is a business day, except that in the case of a LIBOR Note, if this business day falls in the next succeeding calendar month, then the interest payment date will be the immediately preceding business day. If the stated maturity date or the date of earlier redemption or repayment of a floating rate note falls on a day which is not a business day, then we will make the required payment of principal, premium, if any, and/or interest on the following day which is a business day as if it were made on the date this payment was due, and no interest shall accrue as a result of this delayed payment.

        We will calculate accrued interest on a floating rate note by adding the interest factors calculated for each day in the period for which we are calculating accrued interest. We will compute the "interest factor" for each day by multiplying the principal amount of the floating rate note by the interest rate applicable to the day and dividing the product thereof by 360, or, in the case of any Treasury Rate Note, by the actual number of days in the year.

        We will reset the rate of interest on each floating rate note daily, weekly, monthly, quarterly, semi-annually or annually or on some other basis as specified in the applicable pricing supplement (the first date on which the reset interest rate becomes effective being an "interest reset date" and the period during which such rate applies being an "interest reset period"). If any interest reset date for any floating rate note is not a business day, the interest reset date for that floating rate note shall be postponed to the next succeeding business day, except that in the case of a LIBOR Note, if this business day is in the next succeeding calendar month, that interest reset date will be the immediately preceding business day.

        The "interest determination dates" are the dates as of which the calculation agent will determine the new interest rate that will take effect on the related interest reset date. With respect to determining an interest determination date, unless the applicable pricing supplement specifies to the contrary:

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  the interest determination date for a Federal Funds Rate Note or a Prime Rate Note is the second business day before the related interest reset date;

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  the interest determination date for a LIBOR Note is the second London business day before the related interest reset date; and

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  the interest determination date for a Treasury Rate Note is the day of the week in which the related interest reset date falls on which direct obligations of the United States ("Treasury bills") would normally be auctioned, whether such auction actually occurs or not. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the interest determination date for the interest reset date occurring in the next week.

        "London business day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

        Unless the applicable pricing supplement specifies otherwise, the interest rate determined with respect to any interest determination date for any floating rate note will become effective on and as of the next succeeding interest reset date. However, if the applicable pricing supplement so specifies, the interest rate in effect with respect to any floating rate note for the period from the date of original issuance to the first interest reset date will be the "initial interest rate" as specified in the applicable pricing supplement. The interest rate for a floating rate note during an interest reset period will be applicable from and including the interest reset date to which it relates to but excluding the next interest reset date or, if earlier, until the Note's stated maturity date or date of redemption or repayment, as the case may be.

        Unless otherwise specified in the applicable pricing supplement, The Bank of New York Mellon Trust Company, N.A. will act as the calculation agent and will determine the applicable interest rate on each interest determination date. The calculation agent will, upon the request of the holder of any floating rate note and to the extent available, provide the interest rate then in effect for the Note and, if different, the interest rate to be in effect as a result of a determination made on the most recent interest determination date with respect to the Note. Unless the pricing supplement specifies otherwise, all percentages resulting from any calculation of the rate of interest on floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). All dollar amounts used in or resulting from that calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

        Any interest rate on a floating rate note that the calculation agent is required to calculate by reference to a rate displayed on Reuters or other electronic service (any of Reuters or other electronic service, a "Service") may, if such rate of such Service is also reported on Bloomberg L.P. ("Bloomberg") or another recognized electronic source (any of Bloomberg or such other recognized electronic source, a "Source"), be calculated by the calculation agent using the report of such rate of such Service on such Source, unless the calculation agent has actual knowledge that such report on such Source is inaccurate.

        Unless otherwise specified in the applicable pricing supplement, the "calculation date," if applicable, pertaining to any interest determination date will be the earlier of (i) the tenth calendar day after such interest determination date or, if that day is not a business day, the next succeeding business day or (ii) the business day immediately preceding the applicable interest payment date or stated

maturity date or date of earlier redemption or repayment, as the case may be. The determination of any interest rate by the calculation agent will be final and binding absent manifest error.

        LIBOR Notes.    Each LIBOR Note will bear interest at a rate calculated using LIBOR and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement. Unless the applicable pricing supplement specifies otherwise, LIBOR with respect to any interest determination date will be the rate for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following such interest determination date, as such rate is displayed on Reuters on page LIBOR01 (or any other page as may replace such page on such service or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars) ("Reuters Page LIBOR01") as of 11:00 a.m., London time, on such LIBOR interest determination date.

        If the rate cannot be set as described, then we will determine LIBOR as follows:

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  The calculation agent will select (after consultation with us) the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following the interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date and in a principal amount equal to an amount that is representative for a single transaction in U.S. dollars in the market at that time.

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  If at least two of these banks provide a quotation, the calculation agent will compute LIBOR on the interest determination date as the arithmetic mean of the quotations.

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  If fewer than two of these banks provide a quotation, the calculation agent will select (after consultation with us) three major banks in The City of New York to provide a rate quote at approximately 3:00 p.m., New York City time, on the interest determination date in U.S. dollars for loans to leading European banks, having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following the interest determination date and in a principal amount that is representative for a single transaction in the market at that time. The calculation agent will compute LIBOR on the interest determination date as the arithmetic mean of these quoted rates.

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  If none of these banks provides a quotation as mentioned, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

        Treasury Rate Notes.    Each Treasury Rate Note will bear interest at the rate calculated using the Treasury Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

        Unless the applicable pricing supplement specifies otherwise, "Treasury Rate" means the rate for the auction held on the interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as that rate appears on the display on Reuters (or any successor service) on page USAUCTION 10 (or any other page as may replace this page on that service or any successor service) or page USAUCTION 11 (or any other page as may replace this page on that service or any successor service) under the heading "INVEST RATE."

        If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

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  If the rate is not published as described above by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the Treasury Rate will be the auction average rate of Treasury bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the U.S. Department of Treasury.

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  In the event that the auction rate of Treasury bills having the index maturity specified in the applicable pricing supplement is not published by 3:00 p.m., New York City time, on such calculation date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 p.m., New York City time, on such calculation date, the rate on the interest determination date of Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

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  If the rate is not yet published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time on the calculation date, then the Treasury Rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the interest determination date, of three leading primary U.S. government securities dealers in The City of New York selected by the calculation agent (after consultation with us) for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity.

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  If fewer than three of the dealers are quoting as mentioned, the Treasury Rate for that interest determination date will remain the Treasury Rate for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

        "H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

        "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

        Federal Funds Rate Notes.    Each Federal Funds Rate Note will bear interest at the rate calculated using the Federal Funds Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

        Unless the applicable pricing supplement specifies otherwise, "Federal Funds Rate" means, for an interest determination date, the rate with respect to that date for federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," as this rate is displayed on Reuters (or any successor service) on page FEDFUNDS 1 (or any other page as may replace this page on that service or any successor service) ("Reuters Page FEDFUNDS 1").

        If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

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  If the rate does not appear on Reuters Page FEDFUNDS 1 or is not yet published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, then the Federal Funds Rate will be the rate with respect to the interest determination date as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying this rate under the heading "Federal Funds (Effective)."

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  If the rate is not yet published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, then the Federal Funds Rate with respect to the interest determination date will be the arithmetic mean of the rates, as of 3:00 p.m., New York City time, on the interest determination date, for the last transaction in overnight federal funds arranged by three leading brokers of federal funds transactions in The City of New York selected by the calculation agent (after consultation with us).

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  If fewer than three brokers are quoting as mentioned, the Federal Funds Rate for that interest determination date will remain the Federal Funds Rate for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

        Prime Rate Notes.    Each Prime Rate Note will bear interest at the rate calculated using the Prime Rate and the spread and/or spread multiplier, if any, specified in the applicable pricing supplement.

        Unless the applicable pricing supplement specifies otherwise, "Prime Rate" means, with respect to an interest determination date, the rate set forth on that date in H.15(519) under the heading "Bank Prime Loan" or if not published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the rate on the interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading "Bank Prime Loan."

        If the rate cannot be set as described above, the calculation agent will use the following methods in succession:

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  If the rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on Reuters on page USPRIME 1 (or any other page as may replace this page on that service or any successor service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Page USPRIME 1") as a bank's publicly announced prime rate or base lending rate in effect as of 3:00 p.m., New York City time, on the interest determination date.

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  If fewer than four rates appear on Reuters Page USPRIME 1 on that date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in The City of New York selected by the calculation agent (after consultation with us) on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the interest determination date.

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  If fewer than three banks are quoting as mentioned, the Prime Rate for that interest determination date will remain the Prime Rate for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

Redemption and Repayment

        Unless we otherwise provide in the applicable pricing supplement, a Note will not be redeemable or repayable prior to its stated maturity date.

        If the applicable pricing supplement states that the Notes offered thereby will be redeemable at our option prior to their stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those Notes at our option, at the price or prices as specified in the pricing supplement, either in whole or from time to time in part, upon not less than 30 nor more than 60 calendar days' written notice to the holder of those Notes.

        If the applicable pricing supplement states that your Note will be repayable at your option prior to its stated maturity date without reference to a Survivor's Option, we will require receipt of notice of the request for repayment at least 30 but not more than 60 calendar days prior to the date or dates, or period or periods, specified in the pricing supplement. We also must receive a completed form for the exercise of the repayment option that, if applicable, may be obtained from The Bank of New York Mellon Trust Company, N.A. Exercise of the repayment option by the holder of a Note is irrevocable. Unless otherwise specified in the applicable pricing supplement, the repayment price will equal 100% of the principal amount of the Note to be repaid plus unpaid interest accrued to, but excluding, the date of repayment.

        Since the Notes will be represented by a global note, DTC or its nominee will be treated as the holder of the Notes; therefore, other than the Trustee under the Indenture, DTC or its nominee will be the only entity that receives notices of redemption of Notes from us, in the case of our redemption of Notes, and will be the only entity that can exercise the right to repayment of Notes, in the case of optional repayment. See "Registration and Settlement."

        To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a Note, the beneficial owner of the interest in that Note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

        We may at any time purchase Notes at any price or prices in the open market or otherwise. We may also purchase Notes otherwise tendered for repayment by a holder or tendered by a holder's duly authorized representative through exercise of the Survivor's Option described below. If we purchase any Notes, we have the discretion to either hold, resell or surrender such Notes to the Trustee for cancellation.

Survivor's Option

        The "Survivor's Option" is a provision in a Note pursuant to which we agree to repay that Note, if requested by the authorized representative of the beneficial owner of that Note, following the death of the beneficial owner of the Note, so long as the Note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The applicable pricing supplement will state whether the Survivor's Option applies to a particular tranche of Notes.

        If a Note is entitled to a Survivor's Option, upon the valid exercise of the Survivor's Option and the proper tender of that Note for repayment, we will repay that Note or the portion to be repaid, as applicable, at a price equal to 100% of the principal amount of the deceased beneficial owner's interest in that Note to be repaid plus unpaid interest accrued to, but excluding, the date of repayment, subject to the limitations described below.

        To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

        The death of a person holding a beneficial ownership interest in a Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased owner's spouse, will be deemed the death of a beneficial owner of that Note, and the entire principal amount of the Note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a Note as tenant in common with a person other than such deceased owner's spouse will be deemed the death of a beneficial owner only with respect to such deceased owner's interest in the Note.

        The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a Note will be deemed the death of the beneficial owner of that Note for purposes of the Survivor's Option, regardless of whether that beneficial owner was the holder of that Note, if entitlement to those interests can be established to the satisfaction of us and the Trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable Note during his or her lifetime.

        We will have the discretionary right to limit the aggregate principal amount of Notes as to which exercises of the Survivor's Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2.0% of the aggregate principal amount of all Notes outstanding as of the end of the most recent calendar year or such greater amount as we in our sole discretion determine for any calendar year. We also will have the discretionary right to limit to $250,000, or such greater amount as we in our sole discretion may determine, in any calendar year the aggregate principal amount of Notes as to which exercises of the Survivor's Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of Notes in such calendar year. In addition, we will not permit the exercise of the Survivor's Option except in principal amounts of at least $1,000 and in multiples of $1,000.

        An otherwise valid election to exercise the Survivor's Option may not be withdrawn. Each election to exercise the Survivor's Option will be accepted in the order that elections are received by the Trustee, except for any Note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor's Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a Note tendered through a valid exercise of the Survivor's Option is December 1, 2012, and interest on that Note is paid quarterly on March 15, June 15, September 15 and December 15, we would normally repay that Note on the interest payment date occurring on March 15, 2012, because the December 15, 2012 interest payment date would occur less than 20 calendar days from the date of acceptance. Each tendered Note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such Notes were originally tendered. If a Note tendered through a valid exercise of the Survivor's Option is not accepted due to the application of the limitations described in the preceding paragraph, the Trustee will deliver a notice by first-class mail to the registered holder, at that holder's last known address as indicated in the Note register, that states the reason that Note has not been accepted for repayment.

        With respect to Notes represented by a global note, DTC or its nominee is treated as the holder of the Notes and will be the only entity that can exercise the Survivor's Option for such Notes. To obtain repayment pursuant to exercise of the Survivor's Option for a Note, the deceased beneficial owner's authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the Note is held by the deceased beneficial owner:

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  a written instruction to such broker or other entity to notify DTC of the authorized representative's desire to obtain repayment pursuant to exercise of the Survivor's Option;

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  appropriate evidence satisfactory to us and the Trustee (i) that the deceased was the beneficial owner of the Note at the time of death and his or her interest in the Note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (ii) that the death of the beneficial owner has occurred, (iii) of the date of death of the beneficial owner, and (iv) that the representative has authority to act on behalf of the beneficial owner;

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  if the interest in the Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to us and the Trustee from the nominee attesting to the deceased's beneficial ownership interest in such Note;

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  a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority ("FINRA") or a commercial bank or trust company having an office or correspondent in the United States;

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  if applicable, a properly executed assignment or endorsement;

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  tax waivers and any other instruments or documents that we or the Trustee reasonably requires in order to establish the validity of the beneficial ownership of the Note and the claimant's entitlement to payment; and

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  any additional information we or the Trustee reasonably requires to evidence satisfaction of any conditions to the exercise of the Survivor's Option or to document the beneficial ownership interest in the Note or authority to make the election and to cause the repayment of the Note.

        In turn, the broker or other entity will deliver each of these items to the Trustee, together with evidence satisfactory to us and the Trustee from the broker or other entity stating that it represents the deceased beneficial owner.

        We retain the right to limit the aggregate principal amount of Notes as to which exercises of the Survivor's Option will be accepted in any one calendar year as described above. All questions regarding the eligibility or validity of any exercise of the Survivor's Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

        The broker or other entity will be responsible for disbursing payments received from the Trustee to the authorized representative. See "Registration and Settlement."

        Forms for the exercise of the Survivor's Option may be obtained from The Bank of New York Mellon Trust Company, N.A. by calling 1-800-254-2826 or sending an email to survivor_options@bnymellon.com.

        If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of Notes at the option of the registered holders or beneficial owners thereof.

Reopening of Issue

        We may, from time to time, without the consent of or notice to existing noteholders, reopen a tranche of Notes and issue additional Notes with the same rank and terms (including maturity and interest payment terms) as Notes issued on an earlier date, except for the date of original issuance, issue price and, if applicable, the interest rate accrual period and the first payment of interest. After such additional Notes are issued, they will be fungible with, and will form one tranche with, the previously issued Notes to the extent specified in the applicable pricing supplement.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

        All of the Notes we offer will be issued in book-entry only form. This means that we will not issue certificates for Notes, except in the limited cases described below. Instead, we will issue global notes in registered form for each individual tranche of Notes. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the Notes. Each Note represented by a global note evidences a beneficial interest in that global note.

        Beneficial interests in a global note will be shown on, and transfers will be effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a Note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of beneficial interests in the Notes will be accomplished by making entries in DTC participants' books acting on behalf of beneficial owners.

        So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the Notes represented thereby for all purposes, including payment of principal and interest, under the Indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the Notes for any purpose under the Indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your Note in order to exercise any rights of a holder of a Note under the Indenture. The laws of some jurisdictions require that certain purchasers of Notes take physical delivery of such Notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the Notes.

        Each global note representing Notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount only if:

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  DTC notifies us that it is no longer willing or able to discharge its responsibilities properly or DTC is no longer a registered clearing agency under the Exchange Act, and we are unable to locate a qualified successor within 90 days;

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  an event of default has occurred and is continuing under the Indenture and beneficial owners representing a majority in aggregate principal amount of the applicable series of book-entry Notes represented by global securities advise DTC to cease acting as depositary; or

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  we, at our option, and subject to DTC procedures, elect to terminate use of the book-entry system through DTC.

        If any of the above events occurs, DTC is required to notify all direct participants that Notes in fully certificated registered form are available through DTC. DTC will then surrender the global security representing the Notes along with instructions for re-registration. The Trustee will re-issue the Notes in fully certificated registered form and will recognize the registered holders of the certificated Notes as holders under the Indenture.

        The following is based on information furnished by DTC:

        DTC will act as depositary for the Notes. The Notes will be issued as fully-registered Notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of an individual tranche of Notes. If, however, the aggregate principal amount of an individual tranche of Notes exceeds $500,000,000, one certificate will be issued with respect to each $500,000,000 of principal amount, and an additional certificate will be issued with respect to any remaining principal amount.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by The New York Stock Exchange, Inc. and FINRA. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The beneficial interest of each actual purchaser of each Note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in Notes, except in limited circumstances.

        To facilitate subsequent transfers, all Notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the Notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        We will pay principal, premium, if any, and/or interest payments on the Notes in same-day funds directly to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

        We will send any redemption notices to DTC. If less than all of an individual tranche of Notes is being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such tranche to be redeemed.

        A beneficial owner, or its authorized representative, shall give any notice to elect to have its Notes repaid by us, through its direct or indirect participant, to the Trustee, and shall effect delivery of such Notes by causing the direct participant to transfer that participant's interest in the global note representing such Notes, on DTC's records, to the Trustee. The requirement for physical delivery of Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global note representing such Notes are transferred on DTC's records by the direct participants to the Trustee.

        DTC may discontinue providing its services as securities depositary for the Notes at any time by giving us reasonable notice. Under such circumstances, if a successor depositary is not obtained, we will print and deliver certificated notes with the same rank and terms. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, we will print and deliver certificated notes with the same rank and terms.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but neither we, the Purchasing Agent nor any agent takes any responsibility for its accuracy or completeness.

Registration, Transfer and Payment of Certificated Notes

        We do not intend to issue certificated notes. If we ever issue Notes in certificated form, those Notes may be presented for registration, transfer and payment at the office of the registrar designated and maintained by us. We have originally designated The Bank of New York Mellon Trust Company, N.A. to act in those capacities for the Notes. The registrar will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change registrars or approve a change in the location through which any registrar acts. We also may designate additional registrars for any Notes at any time.

        We will not be required to: (i) issue, register the transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing; (ii) register the transfer of or exchange any Note, or portion thereof, called for redemption, except the unredeemed portion of any registered Note being redeemed in part; or (iii) issue, register the transfer of or exchange any Note, or portion thereof, which has been surrendered for repayment by the holder, except the unrepaid portion of any Note being repaid in part.

        We will pay principal of, premium, if any, and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a Note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the Note is registered at the close of business on the regular record date for that payment. We will pay principal, premium, if any, and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable Notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates and retroactive changes) or possible differing interpretations. It deals only with Notes held by a U.S. Holder (as defined below) as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, entities classified as partnerships, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a part of a straddle, hedge, conversion or other integrated transaction for tax purposes, or persons whose functional currency is not the U.S. dollar. It also does not deal with holders other than original purchasers who purchase Notes at the issue price (as defined below) of the Notes (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

        As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts which were in existence on August 20, 1996 and were treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date that elect to continue to be so treated also will be considered U.S. Holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of any Note, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership.

Payments of Interest

        Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting), provided that the interest is "qualified stated interest" (as defined below).

Original Issue Discount

        The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount ("Discount Notes").

        For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a specified de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity (i) multiplied by the number of complete years to its maturity from its issue date or, (ii) in the case of a Note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of such Note). A Note's weighted average maturity is the sum of the following amounts determined for each payment on a Note (other than a payment of qualified stated interest): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the Note's stated redemption price at maturity. The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than qualified stated interest payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any true discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, the stated interest on the Note is treated as original issue discount rather than qualified stated interest.

        A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Note. The daily portion of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. Original issue discount allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating original issue discount for an initial short accrual period. The adjusted issue price of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods. In the case of a Note issued with de minimis original issue discount, a U.S. Holder generally must include such de minimis original issue discount in income as gain as stated principal payments on the Notes are made in proportion to the stated principal amount of the Note.

        A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

        Floating rate notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount, and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

        A qualified floating rate is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap or floor is fixed throughout the term of the Note. An objective rate is a rate that is not itself a qualified floating rate but is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party) such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to qualify as an objective rate merely because it is based on the credit quality of the issuer). A qualified inverse floating rate is any objective rate that is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. If a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

        If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a variable rate debt instrument, and if the stated interest on such Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a variable rate debt instrument will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a true discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

        In general, any other Variable Note that qualifies as a variable rate debt instrument will be converted into an equivalent fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. Such a Variable Note generally must be converted into an equivalent fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a variable rate debt instrument and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

        Once the Variable Note is converted into an equivalent fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the equivalent fixed rate debt instrument by applying the general original issue discount rules to the equivalent fixed rate debt instrument, and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

        If a Variable Note does not qualify as a variable rate debt instrument, it will be treated as a contingent payment debt obligation. The timing and character of income, gain or loss reported on a contingent payment debt instrument differs substantially from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, a U.S. Holder of such an instrument must include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, any gain recognized by a U.S. Holder on the sale, exchange, redemption or retirement of a contingent payment debt instrument will be treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The proper United States federal income tax treatment of any Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement.

        Certain of the Notes (i) may be redeemable at our option prior to their stated maturity date and/or (ii) may be repayable at the option of the holder prior to their stated maturity date. Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors because the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

        U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election will generally apply only to the debt instrument with respect to which it is made and may be revoked only with the consent of the IRS.

Short-Term Notes

        Notes that have a fixed maturity of one year ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange, redemption, retirement or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange, redemption, retirement or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S.

Holders who report income for United States federal income tax purposes under the accrual method, and certain other U.S. Holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount

        If a U.S. Holder purchases a Note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its revised issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a market discount, unless the amount of such market discount is less than a specified de minimis amount. For this purpose, the revised issue price of a Note generally equals its issue price, increased by the amount of any original discount that has accrued on the Note and decreased by the amount of any payments previously made on the Note that were not qualified stated interest payments.

        Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, redemption, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant yield basis.

        A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest income for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

        If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Notes after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with amortizable bond premium equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. Bond premium on a Note held by a U.S. Holder that does not make such an election will decrease the amount of gain or increase the amount of loss otherwise recognized on the disposition of the Notes. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Disposition of a Note

        Except as discussed above, upon the sale, exchange, redemption or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year. If the U.S. Holder is an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

        For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder's net investment income for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include its interest income and its net gains from the disposition of Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the Notes.

Information Reporting and Backup Withholding

        Information returns generally will be filed with the IRS relating to interest payments made on a Note to a U.S. Holder. In addition, U.S. Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the Notes. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner's United States federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

        Under the terms of the selling agent agreement, the Notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the selling agent agreement. The Notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the Purchasing Agent. We also may appoint additional agents to sell the Notes. Any sale of the Notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The Purchasing Agent will purchase the Notes at a discount ranging from 0.3% to 3.15% of the aggregate principal amount for each Note sold. However, we also may sell the Notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the Notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell Notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

        Following the solicitation of orders, each of the agents, severally and not jointly, may purchase Notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these Notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold at a fixed public offering price), discount and concession may be changed.

        We have the sole right to accept offers to purchase Notes and may reject any proposed offer to purchase Notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase Notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the Notes, at any time prior to our acceptance of an offer to purchase.

        Each agent, including the Purchasing Agent, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

        No Note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, we do not intend to apply for the listing of the Notes on any securities exchange. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the Notes, and they may discontinue making a market in the Notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, maintenance or liquidity of any trading market for any Notes. All secondary trading in the Notes will settle in same-day funds.

        In connection with certain offerings of Notes, the rules of the Securities and Exchange Commission permit the Purchasing Agent to engage in transactions that may stabilize the price of the Notes. To the extent undertaken, the Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater principal amount of Notes than the principal amount the Purchasing Agent has agreed to purchase in connection with a specific offering of Notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the Notes while an offering of Notes is in process. In general, these purchases or bids for the Notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the Notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any Notes. In addition, neither we nor the Purchasing Agent makes any representation that these transactions will be commenced or, if commenced, will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

        Offerings of the Notes will be conducted in compliance with FINRA Rule 5121 to the extent the use of proceeds so requires.

        Some of the agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus supplement by reference from Duke Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Duke Energy Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and the related consolidated financial statement schedule of Progress Energy, Inc. and its subsidiaries incorporated in this prospectus supplement by reference from Duke Energy Corporation's Current Report on Form 8-K dated March 2, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report therein, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the Notes will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Duke Energy Corporation's Deputy General Counsel and Assistant Corporate Secretary. Certain legal matters with respect to the offering of the Notes will be passed upon for the agents by Sidley Austin LLP, New York, New York.

Prospectus

DUKE ENERGY CORPORATION

Common Stock
Debt Securities

        From time to time, we may offer the securities described in the prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

        We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "DUK."

        Investing in our securities involves risks. You should carefully consider the information in the section entitled "Risk Factors" contained in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in any of our securities.

        We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2010.

REFERENCES TO ADDITIONAL INFORMATION

        This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC's website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

See "Where You Can Find More Information" in this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Duke Energy filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, we are registering an unspecified amount of our common stock and debt securities, and may issue any of such securities in one or more offerings.

        This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

i

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to us. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "may," "will," "could," projects," "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

ii

THE COMPANY

        Duke Energy Corporation is one of the largest electric power companies in the United States and supplies and delivers energy to approximately 4 million U.S. customers. We have approximately 35,000 megawatts of electric generating capacity in the Midwest and the Carolinas and natural gas distribution services in Ohio and Kentucky. In addition, we own, operate or have substantial interests in approximately 4,000 megawatts of electric generation in Latin America.

        We have the following segments: U.S. Franchised Electric & Gas, Commercial Power and International Energy.

        U.S. Franchised Electric & Gas generates, transmits, distributes and sells electricity in central and western North Carolina, western South Carolina, southwestern Ohio, central, north central and southern Indiana and northern Kentucky. It also transports and sells natural gas in southwestern Ohio and northern Kentucky.

        Commercial Power owns, operates and manages power plants and engages in the wholesale marketing and procurement of electric power, fuel and emission allowances related to these plants and other contractual positions. It has a retail sales subsidiary serving retail electric customers in parts of Ohio. Commercial Power also develops, owns and operates electric generation projects in the United States, including renewable power projects.

        International Energy owns, operates and manages power generation facilities and engages in sales and marketing of electric power and natural gas outside the United States. Its activities target power generation in Latin America.

        We are a Delaware corporation, and our principal executive offices are located at 526 South Church Street, Charlotte, North Carolina, 28202-1803. Our telephone number is (704) 594-6200.

RISK FACTORS

        Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned "Risk Factors" in our Form 10-K for the year ended December 31, 2009, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the Securities and Exchange Commission subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges is calculated using the Securities and Exchange Commission guidelines.

	Six Months Ended June 30, 2010
		Year Ended December 31,
		2009	2008	2007	2006	2005
	(dollars in millions)
Earnings (as defined for fixed charges calculation):
Add:
Pretax income from continuing operations(a)	$509	$1,770	$1,993	$2,078	$1,421	$1,169
Fixed charges	513	892	883	797	1,382	1,159
Distributed income of equity investees	64	82	195	147	893	473
Deduct:
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	27	27
Interest capitalized(b)	73	102	93	71	56	23

Total earnings (as defined for the Fixed Charges calculation)	$1,013	$2,642	$2,978	$2,951	$3,613	$2,751

Fixed charges:
Interest on debt, including capitalized portions(b)	$495	$853	$834	$756	$1,311	$1,096
Estimate of interest within rental expense	18	39	49	41	44	36
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	27	27

Total fixed charges	$513	$892	$883	$797	$1,382	$1,159

Ratio of earnings to fixed charges	2.0	3.0	3.4	3.7	2.6	2.4

(a)
Excludes amounts attributable to noncontrolling interests and income or loss from equity investees.

(b)
Excludes the equity costs related to Allowance for Funds Used During Construction that are included in Other Income and Expenses in the Consolidated Statements of Operations.

DESCRIPTION OF CAPITAL STOCK

        The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation. The following discussion is a summary of our amended and restated certificate of incorporation and by-laws and is qualified in its entirety by reference to those documents.

General

        Our total number of authorized shares of capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share.

Common Stock

        Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock vote together as a class, and every holder of common stock is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder's name on our books. We do not have a classified board of directors nor do we permit cumulative voting.

        Holders of common stock are not entitled to any preemptive rights to subscribe for additional shares of common stock nor are they liable to further capital calls or to assessments by us.

        Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of our common stock are entitled to receive dividends or other distributions as declared by our board of directors at its discretion.

        The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

Preferred Stock

        Our board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by our board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

        Under our certificate of incorporation, the board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

        The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

        Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all our classes entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.

        Our certificate of incorporation provides that any action required to be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice only if consent in writing setting forth the action to be taken is signed by all the holders of our issued and outstanding capital stock entitled to vote in respect of such action.

        Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. Shareholders are not entitled to call special meetings.

        The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, the requirement that shareholders act at a meeting unless all shareholders agree in writing, and the inability of shareholders to call a special meeting, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

DESCRIPTION OF DEBT SECURITIES

        Duke Energy will issue the debt securities, whether senior or subordinated, in one or more series under its Indenture, dated as of June 3, 2008, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Indenture, or the Indenture Trustee, will be The Bank of New York Mellon Trust Company, N.A. A copy of the Indenture is an exhibit to the registration statement, of which this prospectus is a part.

        Duke Energy conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

        Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of June 30, 2010, on a consolidated basis (including securities due within one year), we had approximately $17.8 billion of outstanding debt, of which approximately $14.6 billion was subsidiary debt. Approximately $2.0 billion of such subsidiary debt was guaranteed by Duke Energy as of June 30, 2010. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

        The following description of the debt securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.

General

        The Indenture does not limit the amount of debt securities that Duke Energy may issue under it. Duke Energy may issue debt securities from time to time under the Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.

        The debt securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Provisions Applicable to Particular Series

        The prospectus supplement for a particular series of debt securities being offered will disclose the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. Those terms may include some or all of the following:

  •
  the title of the series;

  •
  the total principal amount of the debt securities of the series;

  •
  the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

  •
  the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

  •
  any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

  •
  whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

  •
  the place or places where payments will be made;

  •
  whether Duke Energy has the option to redeem the debt securities and, if so, the terms of its redemption option;

  •
  any obligation that Duke Energy has to redeem the debt securities through a sinking fund or to purchase the debt securities through a purchase fund or at the option of the holder;

  •
  whether the provisions described under "Satisfaction and Discharge; Defeasance and Covenant Defeasance" will not apply to the debt securities;

  •
  the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

  •
  if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

  •
  the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

  •
  whether the debt securities will be issuable as global securities and, if so, the securities depositary;

  •
  any changes in the events of default or covenants with respect to the debt securities;

  •
  any index or formula used for determining principal, premium or interest;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

  •
  the person to whom any interest shall be payable if other than the person in whose name the debt security is registered on the regular record date for such interest payment; and

  •
  any other terms.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the debt securities only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the debt securities. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (excluding certain exchanges not constituting a transfer as set forth in the Indenture). Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the debt securities may be made at The Bank of New York Mellon Trust Company, N.A., 101 Barclay Street, New York, New York 10286 or at any other office maintained by Duke Energy for such purpose.

        The debt securities will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. Duke Energy may at any time deliver executed debt securities to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate such debt securities upon the written request of Duke Energy and satisfaction of certain other conditions set forth in the Indenture.

        Duke Energy may offer and sell the debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Book-Entry Debt Securities

        We may issue debt securities of a series in whole or in part in the form of one or more global securities. We will deposit such global securities with, or on behalf of, a depository identified in the applicable prospectus supplement. We may issue global securities in registered form and in either temporary or permanent form. Unless we specify otherwise in the applicable prospectus supplement, debt securities that are represented by a global security will be issued in registered form only, without coupons. We will make payments of principal of, premium, if any, and interest on debt securities represented by a global security to the applicable Indenture Trustee under the Indenture, which will then forward such payments to the depository.

        We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or the DTC, and that such global securities will be registered in the name of Cede & Co., DTC's nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. We will describe any additional or differing terms of the depository arrangements in the applicable prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a global security:

  •
  will not be entitled to have debt securities represented by such global security registered in their names;

  •
  will not receive or be entitled to receive physical delivery of debt securities in certificated form; and

  •
  will not be considered the owners or holders thereof under the Indenture.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

        Unless we specify otherwise in the applicable prospectus supplement, each global security representing book-entry debt securities will be exchangeable for certificated debt securities only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depository or DTC ceases to be a clearing agency registered under the Exchange Act (if so required by applicable law or regulation) and, in either case, a successor depository is not appointed by us within ninety (90) days after we receive such notice or become aware of such unwillingness, inability or cessation; or

  •
  we, in our sole discretion and subject to DTC's procedures, determine that the global securities shall be exchangeable for certificated debt securities.

        Unless we describe otherwise in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

        The following is based on information furnished to us by DTC:

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is a holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The DTC rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

        Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

        To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identities of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

        Principal, premium, if any, interest payments and redemption proceeds on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the Indenture Trustee, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC, nor its nominee, the Indenture Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, interest and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility or Indenture Trustee 's, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

        If applicable, redemption notices shall be sent to DTC. If less than all of the book-entry debt securities within a series are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

        A Beneficial Owner shall give notice of any option to elect to have its book-entry debt securities repaid by us, through its Direct Participant, to the Indenture Trustee, and shall effect delivery of such book-entry debt securities by causing the Direct Participant to transfer the Direct participant's interest in the global security or securities representing such book-entry debt securities, on DTC's records, to the Indenture Trustee. The requirement for physical delivery of book-entry debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry debt securities are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered securities to the Indenture Trustee 's DTC account.

        DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to the Indenture Trustee or us. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of debt securities issued as global securities will be Direct Participants in DTC.

        Neither we, the Indenture Trustee nor any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

Redemption

        Provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem debt securities only upon notice mailed at least thirty (30), but not more than sixty (60) days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those debt securities on the date fixed for redemption and that if the Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those debt securities. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed shall be selected by the Indenture Trustee by such method as the Indenture Trustee shall deem fair and appropriate.

        Duke Energy will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of a series during the fifteen (15) day period before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

  •
  register the transfer of or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

        The Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Indenture and the debt securities issued under it, and Duke Energy must deliver to the Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Indenture, and Duke Energy will be relieved of its obligations under the Indenture and the debt securities.

Modification; Waiver

        Duke Energy may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series of debt securities that are affected by the modification, voting as one class. The consent of the holder of each outstanding debt security affected is, however, required to:

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  change the maturity date of the principal or any installment of principal or interest on that debt security;

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  reduce the principal amount, the interest rate or any premium payable upon redemption of that debt security;

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  reduce the amount of principal due and payable upon acceleration of maturity;

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  change the currency of payment of principal, premium or interest on that debt security;

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  impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

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  reduce the percentage in principal amount of debt securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

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  with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

        In addition, Duke Energy may modify the Indenture for certain other purposes, without the consent of any holders of debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any debt security or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding debt security of the series affected.

Events of Default

        The following are events of default under the Indenture with respect to any series of debt securities, unless Duke Energy states otherwise in the applicable prospectus supplement:

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  failure to pay principal of or any premium on any debt security of that series when due;

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  failure to pay when due any interest on any debt security of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of debt securities that permit such deferrals;

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  failure to make any sinking fund payment when required for any debt security of that series that continues for sixty (60) days;

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  failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the Indenture Trustee or the holders of at least 33% of the outstanding debt securities of that series give Duke Energy and, if such notice is given by the holders, the Indenture Trustee written notice of the default; and

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  certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

        In the case of the fourth event of default listed above, the Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of debt securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action within the original grace period.

        Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

        If an event of default with respect to debt securities of a series occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:

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  Duke Energy has paid or deposited with the Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Indenture Trustee; and

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  all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

        The Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding debt securities of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercise of any power of the Indenture Trustee with respect to those debt securities. The Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of any series if the Indenture Trustee in good faith considers it in the interest of the holders to do so.

        The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to enforce those payments.

        Duke Energy is required to furnish each year to the Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

        The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. The paying agent will pay interest on debt securities issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on debt securities that are not in global form at its office or, at Duke Energy's option:

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  by wire transfer to an account at a banking institution in the United States that is designated in writing to the Indenture Trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

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  by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the Indenture Trustee will act as paying agent for that series of debt securities, and the principal corporate trust office of the Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

        Any money that Duke Energy has paid to the Indenture Trustee or a paying agent for principal, any premium or interest on any debt securities which remains unclaimed at the end of two years after that principal, premium or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

        Upon the written request of Duke Energy, the Indenture shall be satisfied and discharged (except as to certain surviving rights and obligations specified in the Indenture) when:

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  either all debt securities have been delivered to the Indenture Trustee for cancellation or all debt securities not delivered to the Indenture Trustee for cancellation are due and payable within one year (at maturity or due to redemption) and Duke Energy has deposited with the Indenture Trustee money or government obligations sufficient to pay and discharge such debt securities to the applicable maturity or redemption date (including principal, any premium and interest thereon);

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  Duke Energy has paid or caused to be paid all other sums payable under the Indenture by Duke Energy; and

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  Duke Energy has delivered to the Indenture Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

        The Indenture provides that Duke Energy may be:

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  discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in the Indenture, such a discharge being called a "defeasance" in this prospectus; and

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  released from its obligations under certain restrictive covenants especially established with respect to any series of debt securities, as described in the Indenture, such a release being called a "covenant defeasance" in this prospectus.

        Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption.

        Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

        Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

        Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Indenture Trustee

        The Bank of New York Mellon Trust Company, N.A., or BNYM, is the Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with BNYM or its affiliates. BNYM or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

        The Indenture Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

        Upon any application by Duke Energy to the Indenture Trustee to take any action under any provision of the Indenture, Duke Energy is required to furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act of 1939, as amended.

PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

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  the name or names of any underwriters;

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  the purchase price of the securities and the proceeds to us from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

        Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

        Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this prospectus by reference from Duke Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

        Robert T. Lucas III, Esq., who is our Associate General Counsel and Assistant Secretary, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through Duke Energy's web site at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

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  Annual Report on Form 10-K for the year ended December 31, 2009, including the portions of our definitive proxy statement filed on Schedule 14A on March 22, 2010 that are incorporated by reference therein;

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  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, and June 30, 2010; and

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  Current reports on Form 8-K filed February 16, 2010; February 26, 2010; March 12, 2010; March 25, 2010; April 1, 2010; April 12, 2010; May 12, 2010; May 28, 2010; and September 17, 2010.

        We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.